UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
(Amendment No. 4 )

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2013

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

8 Hillside Avenue, Suite 207
Montclair, New Jersey 07042
(Address of principal executive offices and zip code)

(973) 744-7618
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 7, 2013, we entered into two separate worldwide exclusive license agreements with the Massachusetts Institute of Technology (“MIT”) and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University, a division of Yeshiva University (“Einstein”), and Montefiore Medical Center (“Montefiore” and, together with MIT and Einstein, the “Licensors”).  The diagnostic license agreement (the “Diagnostic License Agreement”) covers pending patent applications, patent disclosures, and technology surrounding discoveries of alternatively spliced mRNA and protein isoform markers for the diagnosis and prognosis of cancer through the epithelial to mesenchymal transition (“EMT”) in epithelial solid tumor cancers.  The therapeutic license agreement (the “Therapeutic License Agreement” and, together with the Diagnostic License Agreement, the “License Agreements”) covers pending patent applications, patent disclosures, and technology surrounding discoveries of alternatively spliced mRNA and protein isoform markers for the treatment and/or prevention of cancer through the EMT in epithelial solid tumor cancers. The License Agreements call for certain customary payments such as a license signing fee, reimbursement of patent expenses, annual license maintenance fees, milestone payments, and the payment of single-digit royalties on sales of products or services covered under the agreement.

The intellectual property covered by the License Agreements includes International Patent Application number WO 2012/116248 A1 entitled “Alternatively Spliced mRNA Isoforms as Prognostic and Therapeutic Tools for Metastatic Breast Cancer and Other Invasive/Metastatic Cancers”, by Christopher B. Burge, Wu Albert Cheng, John Condeelis, Frank B. Gertler, Maja Oktay and Irina M. Sharpiro.

In accordance with the terms of the Diagnostic License Agreement, we paid a license signing fee of $15,000 in connection with entering into the Diagnostic License Agreement and in accordance with the terms of the Therapeutic License Agreement, we paid a license signing fee of $5,000 in connection with entering into the Therapeutic License Agreement.  Pursuant to the License Agreements, we are required to make a series of annual minimum royalty or “license maintenance” payments for each license beginning on January 1, 2015.  For a period of five years on each anniversary, we are required to make additional payments in amounts that gradually increase each year. The payments are $10,000 in 2015, $15,000 in 2016, $25,000 in 2017, $37,500 in 2018, and $50,000 in 2019, respectively.  We are required to make additional payments of $50,000 every year each license is in effect thereafter.  The license maintenance fee pursuant to the Therapeutic License Agreement shall not be due for as long as the Diagnostic License Agreement is in effect.  Additionally, these annual license maintenance payments will be credited to running royalties due on net sales earned in the same calendar year.

Further, pursuant to the License Agreements, we have the right to initiate legal proceedings on our behalf or in the Licensors’ names, if necessary, against any infringer, or potential infringer, of any licensed intellectual property who imports, makes, uses, sells or offers to sell products.  Any settlement or recovery received from any such proceeding shall be divided 80% to us and 20% to the Licensors after we deduct from any such settlement or recovery our actual counsel fees and out-of-pocket expenses relative to any such legal proceeding.  If we decide not to initiate legal proceedings against any such infringer, then the Licensors shall have the right to initiate such legal proceedings.  Any settlement or recovery received from any such proceeding initiated by the Licensors shall be divided 20% to us and 80% to the Licensors after the Licensors deduct from any such settlement or recovery their actual counsel fees and out-of-pocket expenses relative to any such legal proceeding.

The foregoing description of the License Agreements do not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreements, which are filed as Exhibit 10.16 and 10.17 attached hereto, and incorporated herein by reference.

On December 12, 2013, we issued a press release announcing the entering into of the License Agreements. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.16 †
Diagnostic License Agreement with the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University, and Montefiore Medical Center as of December 7, 2013.

10.17 †
Therapeutic License Agreement with the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University, and Montefiore Medical Center as of December 7, 2013.

99.1	Press Release dated December 12, 2013. *

†   Confidential treatment requested.
*   Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By:	/s/ Oscar L. Bronsther
Name: Oscar L. Bronsther, M.D.
Title: Chief Executive Officer
Dated: July 23 , 2014